Exhibit (e)(2)(i)

ANNEX I TO AUTHORIZED PARTICIPANT

AGREEMENT FOR POINTBREAK ETF TRUST

Pointbreak Agriculture Commodity Strategy Fund (Ticker Symbol: PBAG)

Pointbreak Buyback Index Fund (Ticker Symbol: PBBB)

Pointbreak China Index Fund (Ticker Symbol: PBCI)

Pointbreak Cyber Security Index Fund (Ticker Symbol: PBCS)

Pointbreak Diversified Commodity Strategy Fund (Ticker Symbol: PBCM)

Pointbreak India Index Fund (Ticker Symbol: PBIN)

Pointbreak IPO Index Fund (Ticker Symbol: PBIQ)

Pointbreak US Internet Index Fund (Ticker Symbol: PBIT)